Exhibit 10.12

AMENDED AND RESTATED LICENSE AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT dated December 8 1997 is made
BETWEEN
ENSYN TECHNOLOGIES INC., a corporation incorporated under the laws of Canada, having its principal place of business at 6847 Hiram Drive, Greely, Ontario, Canada K4P 1A2 (“ENSYN”)
AND
ENSYN GROUP, INC., a corporation incorporated under the laws of Delaware, USA, having its principal place of business at 124 Mount Auburn Street, Suite 200N, Cambridge, Massachusetts, USA, 02138 (“GROUP”)
WHEREAS:
1.     ENSYN has developed and presently possesses certain technical know-how, equipment, operating experience and knowledge of processes relating to the rapid heating of carbonaceous material at a rate of over 400 degrees Centigrade per second, to a temperature of at least 400 degrees Centigrade and retaining the said carbonaceous materials together with the initial pyrolysis products in a pyrolysis reactor at a temperature of at least 400 degrees Centigrade for less than 2 seconds (“RTP”, as defined below);
2.     GROUP desires to obtain a license for RTP and ENSYN is willing to grant this license subject to the existing licenses set out in Schedule C;
3.     ENSYN has expertise relating to the design, construction, and operation of RTP Reactors and GROUP wishes to utilize this expertise;
4.     The parties have entered into a License Agreement dated August 30, 1996 and wish to amend and restate this License Agreement as provided herein.
NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:
1.1	“Business Day” means and day other than a Saturday, Sunday or statutory holiday;

1.2	“Boiler Fuels” means fuel oil intended for use in steam or hot water boiler systems or in oil burners or furnaces, for the production of heat, electricity, steam, or other uses to which #2 to #6 fuel oil is put to;

1.3	“Engine Fuel” means a liquid fuel oil intended for use in an engine, for the production of electricity, mechanical power, steam, or other uses to which kerosine and other fuels are put to;

1.4	“Feedstocks” means wood, wood residues, agricultural biomass, organic municipal waste, fossil fuels and any other matter, whether liquid, solid or gaseous, capable of being processed in the RTP Reactor;

1.5	“Know-how” means all confidential information, trade secrets, know-how, operating and business data of ENSYN relating to the design, construction, and use of the RTP Reactors for the manufacture of Product, and includes without limitation, methods, processes, procedures, formulae, compositions, designs, illustrations, drawings, photographs, graphs, tables, specifications, instruction manuals, lists, charts and programs, disclosed orally, visually or in writing to GROUP by ENSYN or gathered by GROUP from inspection;

1.6	“Improvement” means any modification or refinement of the Technology or Product or the development or acquisition of a new Product, whether patentable or not, that is developed or acquired by or on behalf of GROUP or ENSYN during the term of this Agreement and would, if exploited, improve the operational quality or economic characteristics of the Technology;

1.7	“Liquid Smoke” means liquid smoke for use for smoke flavouring purposes, food and pharmaceutical specialty chemicals, fragrances, food flavourings, food browning compounds and food additives produced by fast pyroysis from food stocks or other biomass feed stocks;

1.8	“Other Chemicals” means any chemical or material derived from or that may be made in a RTP Reactor but not including Liquid Smoke;

1.9	“Product” mean Boiler Fuels, Engine Fuel, Turbine Fuels, Other Chemicals and any liquids, gases or solids which may result from processing in an TRP Reactor from the pyrolysis of Feedstocks but does not include Liquid Smoke;

1.10	“Royalty Territory” means Canada;

1.11	“RTP” means the rapid heating of carbonaceous material, at a rate of 400 degrees Centigrade per second, to a temperature of at least 400 degrees Centigrade and retaining the said carbonaceous materials together with the initial pyrolysis products in a pyrolysis reactor at a temperature of at least 400 degrees Centigrade for less than 2 seconds;

1.12	“RTP Reactor” means a reactor for the rapid heating of carbonaceous materials, at a rate of over 400 degrees Centigrade per second, to at least 400 degrees Centigrade and retaining the said carbonaceous materials together with the initial pyrolysis products in a pyrolysis reactor at least 400 degrees Centigrade for less than 2 seconds;

1.13	“Technology” means all patents and patent applications set out in Schedule A and Know-how relating to the construction, design, manufacture of RTP Reactors and to the operation of RTP Reactor for the production of Product;

1.14	“Territory” means the world;

1.15	“this Agreement” means this agreement (including all schedules to this Agreement) as the same may from time to time be amended by agreement in writing signed by the parties;

1.16	“Turbine Fuels” means a liquid fuel oil intended for use in a turbine, for the production of electricity, mechanical power, steam, or other uses to which kerosine and other turbine fuels are put to.
ARTICLE 2
GRANT OF TECHNOLOGY LICENSE
2.1     License. Subject to the terms and conditions of this Agreement including Section 5.1.3 and the restrictions in Section 2.2 and the existing licenses set out in Schedule C, ENSYN hereby grants to GROUP and GROUP accepts a non-transferable exclusive right in the Territory, with the right to grant sub-licenses, to:
2.1.1     use the Technology to operate an RTP Reactor;
2.1.2     make, use and sell Product; and
2.1.3     use any Improvements.
2.2     Restrictions.
2.2.1     ENSYN hereby reserves to itself the exclusive right to use the Technology in the Territory for the sole purpose of engineering, designing and constructing RTP Reactors.
2.2.2     Unless otherwise agreed to in writing, GROUP shall not use any ENSYN owned Technology for any purpose other than those pertaining to the exercise of the rights granted by ENSYN or the obligations accepted by GROUP pursuant to this Agreement.
ARTICLE 3
GRANT OF TRADE-MARK LICENSE
3.1     License. Subject to the terms and conditions of this Agreement, ENSYN hereby grants to GROUP with the right to grant sub-licenses, a non-exclusive, non-transferable license to use the

MARKS set out in Schedule B hereto as it may be amended from time to time (“MARKS”), in the Territory in association with RTP Reactor and Product provided that;
3.1.1     GROUP accepts that its usage of the MARKS shall at all times be under the control of ENSYN, and GROUP co-operates with ENSYN in facilitating the exercise of such control by ENSYN;
3.1.2     GROUP adheres to the standards that are set from time to time by ENSYN governing the quality of RTP Reactor and Product, and all related advertising and promotional material provided in association with the MARKS;
3.1.3     ENSYN shall have the right of access to GROUP’S premises during normal business hours, for the purpose of inspecting the RTP Reactor and Product provided by GROUP in association with the MARKS in order to ensure the quality thereof;
3.1.4     GROUP supplies to ENSYN once each year during the term of this Agreement, or more often if requested by ENSYN, specimens of its usage of the MARKS;
3.1.5     GROUP uses the MARKS only in the form and manner and only with the following legend, or such other legend as may be prescribed from time to time by ENSYN “trade-mark owned by ENSYN Technologies Inc. used under license” or such similar notice in the appropriate language(s) where the MARKS are being used;
3.1.6     GROUP uses the MARKS only in association with the RTP Reactor and Product and with no other goods or services; and
3.1.7     GROUP does nothing inconsistent with the validity of the MARKS or inconsistent with ENSYN’S ownership of the MARKS.
3.2     Amendments. The parties may from time to time amend the contents of Schedule B hereto by adding or deleting trade-marks. Such amendments may be effected by an authorized signing officer of each party initialing and dating an amended Schedule B, with the amended Schedule B becoming effective on the date on which both signing officers have initialed the same. The terms and conditions of this Agreement shall apply to such amended Schedule B as fully and completely as though it had always formed part of this Agreement.
3.3     Restrictions. GROUP shall not use the MARKS, or any of them, in its business name without the prior written consent of ENSYN. In the event that such consent is given, GROUP agrees that all such usage shall enure to the benefit of ENSYN and shall be in strict accordance with any terms and conditions set by ENSYN. ENSYN hereby confirms its consent to the use of the MARK “ENSYN” as part of the corporate and trade name of GROUP.
3.4     Consequences upon Termination. Upon the termination of this Agreement, for any reason, whatsoever, GROUP shall immediately cease any and all use of the MARKS and discontinue the provision of all RTP Reactor and Product in association with the MARKS. If applicable, GROUP shall also immediately change its business name to delete the MARKS, or any of them, from its name. Further, following termination, GROUP shall not do anything inconsistent with the validity of the MARKS or inconsistent with ENSYN’S ownership of the MARKS. Without limitation, GROUP shall not use any of the MARKS, or any word or design which may be confused with any of the MARKS, either as a trade-mark or a trade name, or as an element in a trade-mark or a trade name.
ARTICLE 4
IMPROVEMENTS
4.1     Improvements. If either party develops any Improvements, each party shall notify the other party of such Improvement and, in the case of ENSYN, such notice shall also contain a statement of the costs incurred in developing or acquiring such Improvement. Subject to the terms and conditions of this Agreement, each party which owns an Improvement shall grant the other party a paid-up, non-exclusive, non-transferable license to use the Improvement for the purposes set forth in this Agreement.
4.2     Exclusions. Section 4.1 does not apply to Improvements relating to any non-fast pyrolysis technology.
ARTICLE 5
OBLIGATIONS
5.1      Obligations. In consideration for the grants herein:
5.1.1     GROUP hereby agrees to pay to ENSYN a cash royalty payment in an amount equal to three percent (3%) of the cost of construction of the RTP at the time of the initial commissioning of each and every RTP Reactor in the Royalty Territory during the term of this Agreement.
5.1.2     GROUP hereby undertakes to use its best efforts to commercially exploit the Technology through the grant of sub-licenses and construction of RTP reactors throughout the Territory.
5.1.3     GROUP and ENSYN shall enter into an agreement whereby ENSYN shall be appointed to provide all design, engineering, supervision and training services relating to the construction and commissioning of RTP Reactors by an sub-licensee utilizing Technology so that ENSYN may use its reserved rights to permit full utilization of sub-licenses granted by GROUP.

5.1.4     If ENSYN is unable to materially perform said design, engineering, supervision and training services for any specific sub-licensee, and remains unable to do so after 60 days written notice by GROUP to ENSYN specifying in detail the lack of performance, GROUP may, for that specific sub-licensee, use or sub-license others to use, the Technology in the Territory to design and construct the RTP Reactor.
ARTICLE 6
TECHNOLOGY
6.1     Ownership. GROUP acknowledges that ENSYN owns all rights in the Technology With respect to all Improvements, it is agreed that the party that has developed or acquired such Improvements shall own them, it being agreed, however, that GROUP shall have the right to purchase any Improvements developed or acquired by ENSYN by paying to ENSYN the cost of developing or acquiring such Improvements. GROUP shall have the right to commission ENSYN to research and develop Improvements for which GROUP will pay the actual cost and, in such event, GROUP shall be the owner of such Improvements ab initio. ENSYN agrees to execute and have executed any such documents that GROUP may reasonably require to give effect to this section.
6.2     Right of First Refusal. ENSYN herby grants to GROUP the right of first refusal to acquire all or any part of the Technology or Improvements if ENSYN wishes to assign its rights therein. ENSYN shall give a written proposal to GROUP (in accordance with Section 10.13) outlining the material terms including without limitation, the particular Technology or Improvement or both, as the case may be, price, and geographic location in sufficient detail so that GROUP may make an informed decision as to whether to acquire said Technology or Improvements. GROUP shall have 10 days after receiving such notice within which to request any additional detail that it may reasonably require to make an informed decision. If GROUP has not provided its written agreement to ENSYN to enter into the acquisition on the terms of the proposal within the later of (a) 30 days after receipt of said proposal, or (b) 20 days after receipt of additional detail pursuant to the preceding sentence, ENSYN may enter into an agreement with a third party on substantially the same terms as those proposed to GROUP.
ARTICLE 7
WARRANTIES, REPRESENTATIONS, AND INDEMNITIES
7.1     Authority. Each party represents and warrants that is has good and sufficient power, authority and right to enter into and deliver to each other this Agreement.

7.2     Matters not Covered by Warranty or Representation. ENSYN makes no representation or warranty of any kind whatsoever, express or implied, except as expressly set out herein. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as:
7.2.1     a warranty or representation by ENSYN as to: the validity or scope of any of the rights in the Technology or ENSYN’s Improvements; the use of the MAKRS; the ability of GROUP to understand and use the Technology or ENSYN’s Improvements; or the operability or economy of any process or equipment used in accordance with this Agreement;
7.2.2     a warranty or representation that any use of the Technology or Improvements will be free from infringements of third party rights; or
7.2.3     an agreement to bring or prosecute actions or suits against third parties for infringement of the Technology, MARKS or ENSYN’s Improvements.
7.3     Entire Warranties. The warranties contained in this Agreement are in lieu of any other warranties or conditions express or implied including, but without limitation, implied warranties or conditions of merchantable quality or fitness for particular purpose and those arising by statute or otherwise in law or from a course of dealing or usage of trade other than the said express warranty contained herein.
7.4     Infringement by a Third Party. If a third party is infringing any of ENSYN’S rights in the patents or patent applications in Schedule A, ENSYN may, at its own expense and for its own benefit, bring legal action to restrain such infringement and for damages. If GROUP elects, it may, at its own expense, and for its own benefit, join in the action and be represented by counsel of its selection, but ENSYN shall have complete control of the action. If ENSYN refuses upon written request by GROUP to bring such an action, then GROUP shall have the right to do so but at GROUP’s own expense and for GROUP’s own benefit.
7.5     Infringement of Third Party Patents. Subject to Sections 7.7 and 7.8, ENSYN will, at its expense, defend GROUP against any claim of a third party that the use of the Technology constitutes an infringement of a patent. ENSYN will pay all costs, damages and legal fees that a court finally awards, or a final settlement amount, if any, as a result of such claim. This defence and payment is conditional upon GROUP promptly notifying ENSYN of such claim and cooperating fully in the defence and all related negotiations. If GROUP wishes to be independently represented, it shall be at GROUP’s expense. ENSYN shall have entire control of the defence proceedings. This defence and payment obligation does not apply if it is established that the infringement was caused by modifications to the Technology by GROUP.
7.6     Options. If a claim is made by a third party that use of the Technology infringes its intellectual property rights, ENSYN may, at its option and at its own expense:

7.6.1     procure for GROUP the right to continue using the Technology;
7.6.2     with the consent of GROUP replace the same with comparable non-infringing Technology or modify the Technology so as to avoid the infringement provided that such modification does not materially reduce the processing capacity or quality or increase the costs of production.
7.7     Consequential Damages Limitation. Neither party will be liable to the other for any indirect, special or consequential damages related to or arising out of this Agreement howsoever caused including, without limitation, any based on strict product liability theories, even if the party has been advised about the possibility of such damages.
7.8     Aggregate Liability Limitation. ENSYN’s aggregate liability for all the obligations in Section 7.5 will not exceed the amount of $2,500,000.00.
7.9     GROUP’s Obligation to Indemnity. GROUP will indemnify and hold harmless ENSYN, its employees and agents, against all liability, demands, damages, expenses or losses arising out of use by GROUP of the Technology.
ARTICLE 8
TERM AND TERMINATION
8.1     Term. The Term of this Agreement shall be from the date hereof until terminated in accordance with Article 8.2.
8.2     Grounds for Termination.
8.2.1     Party in Default. This Agreement may be terminated by either party immediately upon notice if the other party is in default of any term of this Agreement and remains in default or has not commenced reasonable steps to cure such default after six months notice of the default has been given by the other party to the defaulting party, or such other time period as mutually agreed by the parties;
8.2.2     Bankruptcy. Without limiting the generality of Article 7.2.1, in the event of bankruptcy of GROUP, an order is made for winding up GROUP, or if any execution, sequestration or other process of any court becomes enforceable against all or substantially all of the assets of GROUP, this Agreement may be terminated in whole or in part immediately, upon notice to the other party.
If GROUP makes a proposal seeking protection from its creditors under legislation other than the Bankruptcy Act, ENSYN may, at its option, terminate this Agreement except where prohibited by law.

8.3     Obligations upon Termination.
8.3.1     If termination is for cause by ENSYN pursuant to Section 8.2, upon termination, all licenses granted herein cease. GROUP shall, at ENSYN’s option, either immediately return to ENSYN or destroy the Know-how and Confidential Information and all copies thereof, in any form whatsoever, which are in the possession of or under the power or control of GROUP. Upon request, GROUP shall provide ENSYN with a certificate of an appropriate officer of GROUP certifying such return or destruction.
8.3.2     If termination is for cause by GROUP pursuant to Section 8.2, all licenses granted herein shall be deemed, effective one day prior to the precipitating event including without limitation, the bankruptcy, to be irrevocable, perpetual, and transferable licenses, which shall survive termination of this Agreement.
8.4     Existing Sub-licenses. Termination of this Agreement howsoever caused, shall not affect existing sub-licenses granted pursuant to this Agreement.
8.5     Force Majeure. Neither party shall be liable for delay or failure to perform its obligations hereunder for causes beyond its reasonable control and without the fault or negligence of that party provided that that party shall use due diligence in attempting to remove the cause. In the event that any such cause should continue for a period of 90 days, the other party shall have the right to terminate this Agreement by giving notice of its intention to terminate to that party.
ARTICLE 9
CONFIDENTIALITY
9.1     Confidential Information. The parties acknowledge that the Technology and Improvements, excluding patents and published patent applications, are confidential (“Confidential Information”) except for the exclusions set out in Section 9.2.
9.2     Obligations. Each party to this Agreement will keep the other party’s Confidential Information secret and confidential, and will refrain from disclosing the said information to any third party, using the same standard of care as it would use for its own proprietary information of similar nature except, when and to the extent that such information was previously known on a non-confidential basis and is not subject to another obligation of secrecy and non-use, as documented by reasonably convincing written records possessed by the disclosing party prior to disclosure; or
9.2.1     such information at the time of disclosure is in the public domain or which thereafter becomes part of the public domain through no fault of the disclosure; or
9.2.2     such information is received in good faith on a non-confidential basis and without a use restriction by the disclosing party from a third party who lawfully obtained and disclosed such information; or

9.2.3     such information is required to be disclosed by enforceable legal process; or
9.2.4     prior written consent is obtained from the other party.
Each party hereby warrants that its employees will only by given access to the other party’s Confidential Information on a next-to-know basis, and that such employees are obligated to confidentiality and non-use obligations at least as restrictive as those assumed by the parties herein.
9.3     Surviving Termination. This provision survives termination of this Agreement.
ARTICLE 10
GENERAL
10.1     Laws of England. This Agreement shall be governed by and construed in accordance with the laws in force in England.
10.2     Extended Meanings. In this Agreement, words importing the singular number include the plural and vice versa, and words importing gender include all genders.
10.3     Headings. The division of this Agreement into Articles, Sections, Clauses and Subclauses, and the insertion of headings are for convenience of reference only and shall not affect its construction or interpretation.
10.4     References. References to a specified Section or Schedule shall be construed as reference to that specified Section of or Schedule to this Agreement unless the context otherwise requires.
10.5     Business Day. In the event that any action to be taken under this Agreement falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.
10.6     Schedules. The following is a list of Schedules attached to and incorporated into this Agreement by reference and deemed to be a part of this Agreement:
Schedule A          Patents and Patent Applications
Schedule B          Trade-Marks
Schedule C          Existing Licenses
10.7     Independence of Parties. Each party is independent of the other. The parties are not agents or partners of, or joint ventures with, each other. All covenants contained in this Agreement are contractual in nature.

10.8     Time of Essence. Time is of the essence in this Agreement and in every part of this Agreement.
10.9     Waiver. No waiver by either of the parties of any breach or any condition, covenant of term of this Agreement shall be effective unless it is in writing and it shall not constitute a waiver of such condition, covenant or term except in respect of the particular breach giving rise to such waiver.
10.10     Severability. If any provision in this Agreement is held to be invalid, unenforceable or in conflict with any applicable law that provision shall be deemed to no longer form a part of this Agreement.
10.11     Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with its subject matter except as specifically set forth in this Agreement. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by all of the parties.
10.12     Compliance with Law. GROUP covenants and agrees to comply with the laws in force in the places where the licenses granted pursuant to this Agreement are utilized.
10.13     Notices. All notices, requests or demands required or permitted to be given by one party to the other (“Notices”) shall, unless otherwise specifically provided for in this Agreement, be given in writing and be either personally delivered, sent by registered mail, postage prepaid (except during time of postal strike), or sent by facsimile to the other party as follows:

To ENSYN at:	To GROUP at:

6847 Hiram Drive	124 Mount Auburn Street
Greely, Ontario	Suite 200N
Canada, K4P 1A2	Cambridge, Massachusetts
USA 02138

Facsimile: (613) 821-2754	Facsimile: (617) 489-4477
Phone: (613) 821-2148	Phone: (617) 489-9177

Attention: President	Attention: President
          Any notice sent by personal delivery or registered mail shall be deemed to be received on the date of delivery. Any notice sent by facsimile shall be deemed to have been received by the party to whom it was sent on the first Business Day following its transmission.

          Any party may change its address by written notice to the other party given in accordance with the provisions of this section. All addressees for notice must be addresses to which notices can be personally delivered.
10.14     Further Assurances. The parties shall do such things to attend or cause their respective representatives to attend such meetings, and execute such further documents, agreements and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent.
10.15     No Assignment. Neither this Agreement nor any of the rights or obligations of any party may be assigned without the prior written consent of each other party to this Agreement.
10.16     Binding upon Successors. This Agreement shall enure to the benefit of and be binding upon each party and its heirs, executors, administrators and permitted successors and assigns.
          IN WITNESS WHEREOF ENSYN and GROUP have signed and delivered this Agreement on the dates set out below.

ENSYN TECHNOLOGIES INC.	ENSYN GROUP, INC.

By: /s/ R. G. Graham	By: /s/ Robert A. Pirraglia
(Signature)	(Signature)

Name: R.G. Graham	Name: Robert A. Pirraglia
Title: President & CEO	Title: Director
Date: Dec. 8, 1997	Date: Dec., 8, 1997

SCHEDULE C
EXISTING LICENSES
Joint Development Agreement and Licence Agreement dated January 8, 1987 made between Ensyn Engineering Associates Inc. and Red Arrow Products, Inc. providing for the licensing of the RTP in connection with Liquid Smoke.

ENSYN TECHNOLOGIES, INC.
February 12, 1999
Ensyn Group, Inc.
419 Boylston Street
Suite 500
Boston, Massachusetts 02116
     Re:     Gulf Technology Rights Agreement
Ladies and Gentlemen:
     In Section 2.2.2 of the Amended and Restated License Agreement, dated December 8, 1997 (the “License Agreement”), between Ensyn Technologies Inc. (“Ensyn”) and Ensyn Group, Inc. (“Group”), Group Agreed not to use any Ensyn owned Technology for any purposes other than those pertaining to the exercise of the rights granted to Ensyn or the obligations accepted by Group pursuant to the License Agreement unless otherwise agreed to in writing.
Group has requested and Ensyn has agreed that Group may use the Ensyn owned Technology for an additional purpose other than those set out in the License Agreement, namely, a non-transferable, non-exclusive right in the Territory to use or to have contractors or agents use on its behalf the Technology in the Territory for the purpose of Group performing its obligations under the Technology Rights Agreement entered into with Gulf Canada Resources Ltd. on January 21, 1999, as amended and restated on February 12, 1999, and various facilities development agreements entered into between Group and Gulf from time to time, to engineer, design and construct RTP Reactors for use in Gulf facilities in accordance with the said agreements. Ensyn agrees that the foregoing right shall not be revoked or terminated without Gulf’s prior written consent.
It is understood and agreed that in addition to the 3 1/2% royalty payable to Ensyn pursuant to section 5.1.1 of the License Agreement, for the Gulf facilities, Group will utilize engineering and related personnel of Ensyn at Group’s discretion and will pay Ensyn for such personnel at a rate of 2 times Ensyn’s direct salary cost for such personnel. It is further agreed that the minimum payable for such engineering or related personnel will be $100,000 for each fossil fuel project contracted by Group. Notwithstanding the foregoing it is understood and agreed that Ensyn will have no responsibility with respect to the construction of RTP Reactors, other than for infringement claims, for use in Gulf facilities and Group agrees to indemnify and hold Ensyn free and harmless with respect thereto.
This letter is acknowledged to be an agreement in writing in accordance with section 2.2.2 of the License Agreement and is agreed to by both Ensyn Group, Inc. and Ensyn Technologies Inc., as noted by the appropriate signatures of Group and Ensyn affixed below.

ENSYN TECHNOLOGIES, INC.		ENSYN GROUP, INC.

By:	/s/ R. G. Graham	By:	/s/ Robert Pirraglia

Name:	Mr. Robert Graham	Name:	Mr. Robert Pirraglia
Title:	President	Title:	Vice President